Exhibit 99.6

CONSENT OF PERSON NAMED AS ANTICIPATED TO BECOME A TRUSTEE

June 29, 2026

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent to my being named in the Registration Statement on Form S-4 of Equity Residential (the “Company”), and all amendments thereto (the “Registration Statement”) and any related prospectus filed pursuant to Rule 424 promulgated under the Securities Act or any related proxy statement filed pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (including any amendments or supplements thereto), as a person anticipated to become a trustee of the Company upon completion of the merger described in the Registration Statement, and to the filing of this consent as an exhibit thereto.

Sincerely,

/s/ Conor C. Flynn
Conor C. Flynn